Exhibit 10.1

DISCOVER FINANCIAL SERVICES

CHANGE IN CONTROL SEVERANCE POLICY

Amended and Restated October 15, 2014

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1.	Purpose

This change in control severance policy (the “Policy”) was established by Discover Financial Services, a Delaware corporation, to (i) enable Discover to secure for the benefit of the Company the services of the Eligible Executives in the event of a Change in Control without concern for whether such executives might be hindered in discharging their duties by the personal uncertainties and risks associated with a Change in Control, by affording such executives the opportunity to protect the share value they have helped create as of the date of any Change in Control and (ii) offer income protection to such executives in the event their employment terminates involuntarily or for Good Reason in connection with a Change in Control. The Policy also provides income protection to Eligible Employees who enter into non-competition agreements with the Company following their termination of employment in connection with a Change in Control.

This Policy is a part of the Discover Financial Services Welfare Benefits Plan (“Plan”) and is a “welfare plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and shall be construed in a manner consistent with such intent.

This booklet is the Summary Plan Description (“SPD”) for the Policy and describes the Change in Control Severance Benefits offered under the Plan. This SPD explains in easy to understand language the applicable terms of the Policy. Additional SPDs are available for other benefits offered under the Plan, including medical, dental, vision, life, disability, etc. This booklet and certain other documents, including such other SPDs, any applicable insurance contracts, and any other applicable plan documents together make up the official Plan documents. If there is any conflict between the information in the Plan documents and any other materials, including any verbal representation, the Plan documents control.

You should read this SPD carefully and keep it with your other important papers for future reference. We hope you find this information helpful to you and your family.

2.	Effective Date

This Policy was originally adopted September 21, 2007 (“Effective Date”). Effective October 15, 2014, the Policy is hereby amended and restated as provided herein to eliminate the payment of certain additional payments known as “Gross-Up Payments” previously provided under Section 9 (to become effective October 16, 2015 in accordance with the notice requirement of Section 16), to change the definition of “Good Reason” to include a material reduction in Base Salary and target incentives without a substantially similar earnings opportunity in another comparable form, to make other clarifying changes and to incorporate the First, Second and Third Amendments to the Policy previously adopted and effective as of June 24, 2008, March 1, 2011 and August 1, 2011, respectively.

3.	Definitions

The following terms when used in this Policy and capitalized shall have the respective meanings set forth below:

Base Salary means the Eligible Executive’s current annualized rate of gross base cash compensation as paid on each regularly scheduled payday for the executive’s regular work schedule as of his or her Termination Date. Base Salary shall not include taxable or nontaxable fringe benefits or awards, performance awards, bonus, commission or other incentive pay, or any payments which are not made on each regular payday, regardless of how such payments may be characterized.

Board means the Board of Directors of Discover.

Cause means:

(a) any act or omission which constitutes a material breach of an Eligible Executive’s obligations to the Company or an Eligible Executive’s failure or refusal to perform satisfactorily any duties reasonably required of an Eligible Executive, which breach, failure or refusal (if susceptible to cure) is not corrected (other than failure to correct by reason of an Eligible Executive’s incapacity due to Disability) within ten (10) business days after written notification thereof to the Eligible Executive by the Company;

(b) any act or omission by an Eligible Executive that constitutes (i) fraud or intentional misrepresentation, (ii) embezzlement, misappropriation or conversion of assets of, or business opportunities considered by, the Company or (iii) any other act which has caused or may reasonably be expected to cause material injury to the interest or business reputation of the Company; or

(c) violation by an Eligible Executive of any securities, commodities or banking laws, any rules or regulations issued pursuant to such laws, or rules or regulations of any securities or commodities exchange or association of which the Company is a member or of any policy of the Company relating to compliance with any of the foregoing.

Change in Control means, except as provided otherwise below, the first to occur of any of the following events:

(a) except as otherwise provided in clause (c) below, any person (as defined in Section 3(a)(9) of the Exchange Act, as such term is modified in Sections 13(d) and 14(d) of the Exchange Act), other than (i) any employee plan established by the Company, (ii) any group of employees holding shares subject to agreements relating to the voting of such shares, (iii) the Company (as defined in Rule 12b-2 promulgated under the Exchange Act), (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, or (v) a corporation owned, directly or indirectly, by stockholders of Discover in substantially the same proportions as their ownership of Discover, either (x) acquires ownership of stock of Discover that, together with the stock held by such person (not including in the stock owned by such person any stock acquired directly from the Company other than in connection with the acquisition by the Company of a business) constitutes more than fifty percent (50%) of the total fair market value of the stock of Discover (but only if such person did not own more than 50% of the total fair market value of the stock of Discover prior to the acquisition of additional stock), or (y) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person) ownership of stock of Discover possessing thirty percent (30%) or more of the total voting power of the stock of Discover (but only if such person did not own 30% or more of the total voting power of the stock of Discover prior to the acquisition of additional stock and not including in the stock owned by such person any stock acquired directly from the Company other than in connection with the acquisition by the Company);

(b) a change in the composition of the Board during any twelve-month period, such that individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board subsequent to the Effective Date whose election, or nomination for election by Discover’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board;

(c) the consummation of a merger or consolidation of Discover with any other corporation or other entity, or the issuance of securities in connection with a merger or consolidation of Discover (or any direct or indirect subsidiary of Discover) pursuant to applicable stock exchange requirements, other than (i) a merger or consolidation which results in the securities of Discover outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least fifty percent (50%) of the combined voting power of the securities of Discover or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of Discover (or similar transaction) in which no person (determined pursuant to clause (a) above) is or becomes the beneficial owner, directly or indirectly, of securities of Discover (not including in the securities beneficially owned by such person any securities acquired directly from the Company other than in connection with the acquisition by the Company of a business) representing thirty percent (30%) or more of the total voting power of the stock of Discover (but only if such person did not own more than 30% or more of the total voting power of the stock of Discover prior to the acquisition of additional securities); or

(d) the complete liquidation of Discover or the sale or disposition by Discover of all or substantially all of Discover’s assets, other than a sale or disposition by Discover of all or substantially all of Discover’s assets to (i) a shareholder of Discover (immediately before the asset transfer) in exchange for or with respect to Discover’s stock, (ii) an entity, at least fifty percent (50%) of the total value or voting power of the stock of which is owned, directly or indirectly, either by Discover or by a person or more than one person acting as a group, that owns fifty percent (50%) or more of the total value or voting power of all the outstanding stock of Discover, or (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of Discover; provided, however, that a Change in Control pursuant to this clause (d) shall not be deemed to have occurred unless a person (determined pursuant to clause (a) above) or persons acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from Discover that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of Discover immediately before such acquisition or acquisitions.

Notwithstanding the foregoing, no Change in Control of Discover shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the beneficial holders of Discover’s common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of Discover immediately prior to such transaction or series of transactions.

Change in Control Severance Benefits means the benefits payable to an Eligible Executive pursuant to Section 7 of this Policy.

Code means the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder.

Committee means the Compensation and Leadership Development Committee of the Board or its delegate or successor.

Company means Discover and all Participating Employers, and any successor thereto (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise, including, without limitation, any successor due to a Change in Control) to the business or assets of Discover, except that for purposes of Section 16 hereof, the definition of Change in Control and other provisions where the context so requires, Company means Discover or any such successor thereto.

Competitive Activity means:

(a) becoming, or entering into any arrangement as, an employee, officer, partner, member, proprietor, director, independent contractor, consultant, advisor, representative or agent of, or serving in any similar position or capacity with, a Competitor, where an Eligible Executive will be responsible for providing, or managing or supervising others who are providing, services (i) that are similar or substantially related to the services that the Eligible Executive provided to the Company, or (ii) that the Eligible Executive had direct or indirect managerial or supervisory responsibility at the Company, or (iii) that calls for the application of the same or similar specialized knowledge or skills as those utilized by the Eligible Executive in his or her services for the Company, in each such case, at any time during the year preceding the termination of the Eligible Executive’s employment with the Company; or

(b) either alone or in concert with others, forming, or acquiring a five percent (5%) or greater equity ownership, voting interest or profit participation in, a Competitor.

Competitor means any corporation, partnership or other entity that engages in (or that owns a significant interest in any corporation, partnership or other entity that engages in) (i) the business of consumer lending, including, without limitation, credit card issuance or electronic payment services or (ii) any other business in which the Eligible Executive has been involved in or had significant knowledge of, which has been conducted by the Company at any time during the Eligible Executive’s employment with the Company. For the avoidance of doubt, a competitor of any entity which results from a corporate transaction involving the Company that constitutes a Change in Control shall be considered a Competitor for purposes of this Policy.

Disability or Disabled means a “permanent and total disability” as defined in Section 22(e)(3) of the Code which may be demonstrated by a determination of disabilty by the Company’s long-term disability insurance carrier or the Social Security Administration.

Director means an individual who is not an Executive Committee member and who has the management level designation as a director as reflected in Discover’s human resources system of record.

Discover means Discover Financial Services, a Delaware corporation.

Eligible Executive means an Executive Committee Member, a Vice President or any individual who was first hired or promoted to a Director prior to August 1, 2011 with respect to the Company and who remains an Executive Committee Member, Vice President or a Director first hired or promoted to a Director prior to August 1, 2011 on the earlier of his or her Termination Date and the date of a Change in Control or at any time during the six (6) months immediately preceding the occurrence of a Change in Control. Any individual who is first hired or promoted to a Director on or after August 1, 2011 shall not be an Eligible Executive.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Executive Committee Member means an individual who is a member of Discover’s Executive Committee.

Good Reason means the occurrence of any of the following upon, or within six (6) months prior to or twenty-four (24) months after the occurrence of a Change in Control of Discover, without the Eligible Executive’s prior written consent:

(a) (i) any material diminution in an Eligible Executive’s assigned duties, responsibilities and/or authority, including the assignment to an Eligible Executive of any duties, responsibilities or authority inconsistent with the duties, responsibilities and authority assigned to the Eligible Executive immediately prior to such assignment, or (ii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom an Eligible Executive is required to report;

(b) any material reduction in an Eligible Executive’s Base Salary, target annual incentive or target long-term incentive opportunity without a substantially similar earnings opportunity in another comparable form;

(c) a material diminution of the budget over which an Eligible Executive has authority;

(d) the Company’s requiring an Eligible Executive to be based at a location that (i) is in excess of thirty-five (35) miles from the location of his or her principal job location or office immediately prior to the Change in Control, or (ii) results in an increase in his or her normal daily commuting time by more than ninety (90) minutes, except for required travel on Company’s business to an extent substantially consistent with his or her then present business travel obligations; or

(e) any other action or inaction that constitutes a material breach by the Company of any agreement pursuant to which an Eligible Executive provides services to the Company.

For purposes of this definition, the duties, responsibilities and/or authority assigned to an Eligible Executive shall be deemed to be the greatest of those in effect prior to or after the Change in Control. Unless an Eligible Executive becomes Disabled, the Eligible Executive’s right to terminate his or her employment for Good Reason shall not be affected by his or her incapacity due to physical or mental illness. The Eligible Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason. Notwithstanding the foregoing, Good Reason shall not exist unless the Eligible Executive gives the Company written notice thereof within 30 days after its occurrence and the Company shall not have remedied the action within 30 days after such written notice.

Incentive Compensation Plans means the Discover Financial Services Omnibus Incentive Plan and any other similar plan maintained from time to time by the Company.

Participating Employer means Discover and each other corporation that is a member of the same controlled group of corporations (within the meaning of Code Section 414(b)) as Discover, unincorporated trade or business that is under common control with Discover (within the meaning of Code Section 414(c)), organization that is a member of an affiliated service group (within the meaning of Code Section 414(m)) of which the Company is also a member, and entity required to be aggregated with the Company under Code Section 414(o).

Plan Administrator means, with respect to the Policy, the Committee.

Non-competition Benefits means the benefits payable to an Eligible Executive pursuant to Section 8 of this Policy.

Termination Date means the date on which the Eligible Executive’s employment with the Company terminates for a reason set forth under Section 5.

Vice President means an individual who is not an Executive Committee Member and who has the management level designation of Executive Vice President, Senior Vice President or Vice President as reflected in Discover’s human resources system of record on the earlier of his or her Termination Date and the date of a Change in Control or at any time during the six (6) months immediately preceding the occurrence of a Change in Control.

4.	Eligibility

All Eligible Executives who have been on the Company’s payroll prior to the earlier of his or her Termination Date and the date of a Change in Control shall be eligible to receive benefits according to the terms of this Policy.

5.	Eligible Termination Reasons

An Eligible Executive shall have a right, subject to the terms of this Policy, to Change in Control Severance Benefits and Non-competition Benefits upon termination of the Eligible Executive’s employment with the Company during the period commencing six (6) months prior to and ending twenty-four (24) months after the date of the Change in Control of Discover by (i) action by the Company to involuntarily terminate the employment of an Eligible Executive with the Company other than for Cause, (ii) voluntary termination of employment by an Eligible Executive for Good Reason or (iii) termination of employment due to the death or Disability of an Eligible Executive.

6.	Non-Eligible Termination Reasons

A non-eligible termination reason is any reason for an Eligible Executive’s termination of employment by the Company that is not an Eligible Termination Reason described in Section 5.

7.	Change in Control Severance Benefits

All provisions of this Section shall be subject, without limitation, to the provisions of Sections 10, 11, 12 and 13 hereof.

(a) Change in Control Severance Pay. If an Eligible Executive is entitled to Change in Control Severance Benefits under this Policy, the Company shall pay the Eligible Executive the following amounts based on the Eligible Executive’s position at the time of his or her Termination Date:

(1) Executive Committee Members.

(A) An amount equal to 1.5 multiplied by the sum of (i) the Eligible Executive’s Base Salary and (ii) the average cash bonus paid to the Eligible Executive with respect to the three (3) immediately preceding years, or if lesser, the number of years the executive has been employed by the Company, pursuant to the Company’s Incentive Compensation Plans.

(B) A prorated amount of the Eligible Executive’s target cash bonus under the Company’s Incentive Compensation Plans (or, if no target cash bonus has been established for such executive, the cash bonus amount determined under Section 7(g)) for the year in which the Termination Date occurs. Such prorated amount shall be equal to the product of (1) the Eligible Executive’s target cash bonus for the year in which the Termination Date occurs and (2) the ratio of the number of days elapsed during such year prior to the Termination Date to 365.

(2) Vice Presidents.

(A) An amount equal to the sum of the Eligible Executive’s Base Salary and the average cash bonus paid to the Eligible Executive with respect to the three (3) immediately preceding years, or if lesser, the number of years the executive has been employed by the Company, pursuant to the Company’s Incentive Compensation Plans.

(B) A prorated amount of the Eligible Executive’s target cash bonus under the Company’s Incentive Compensation Plans (or, if no target cash bonus has been established for such executive, the cash bonus amount determined under Section 7(g)) for the year in which the Termination Date occurs. Such prorated amount shall be equal to the product of (1) the Eligible Executive’s target cash bonus for the year in which the Termination Date occurs and (2) the ratio of the number of days elapsed during such year prior to the Termination Date to 365.

(3) Directors.

(A) An amount equal to the sum of the Eligible Executive’s Base Salary and the average cash bonus paid to the Eligible Executive with respect to the three (3) immediately preceding years, or if lesser, the number of years the executive has been employed by the Company, pursuant to the Company’s Incentive Compensation Plans.

(B) A prorated amount of the Eligible Executive’s target cash bonus under the Company’s Incentive Compensation Plans (or, if no target cash bonus has been established for such executive, the cash bonus amount determined under Section 7(g)) for the year in which the Termination Date occurs. Such prorated amount shall be equal to the product of (1) the Eligible Executive’s target cash bonus for the year in which the Termination Date occurs and (2) the ratio of the number of days elapsed during such year prior to the Termination Date to 365.

(b) Continued Health Benefits Coverage. If an Eligible Executive is entitled to Change in Control Severance Benefits under this Policy, to the extent required by law the Company shall give the Eligible Executive and his or her eligible dependents the opportunity to elect continued group health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) with respect to all group health plans in which the Eligible Executive and his or her dependents were participating immediately prior to such termination. Provided that the Eligible Executive (and/or his or her dependents) timely elects such coverage, the Company shall as soon as practicable thereafter pay to the Eligible Executive, as an additional Change in Control Severance Benefit, a lump sum approximately equal to the difference in cost between COBRA premiums and active employee premiums for twenty-four (24) months of coverage, in the case of an Eligible Executive who is an Executive Committee Member or Vice President on his or her Termination Date, and twelve (12) months of coverage, in the case of an Eligible Executive who is a Director on his or her Termination Date, as calculated by the Company in its discretion as of the Termination Date, which payment shall constitute taxable income to the Eligible Executive and which shall be paid in a lump sum on the first date in which the Eligible Executive begins to receive Change in Control Severance Benefits payments under this Policy. An Eligible Executive receiving Change in Control Severance Benefits under this Policy shall not be entitled to receive any other perquisites after such date. Notwithstanding the foregoing, the executive’s continued group health coverage under this subsection shall cease as of the date the executive becomes covered by a group health plan of a subsequent employer, to the extent permitted under COBRA.

(c) Equity-Based Awards. If an Eligible Executive is entitled to Change in Control Severance Benefits under this Policy, all outstanding equity-based awards granted to the Eligible Executive under the Company’s Incentive Compensation Plans (including but not limited to grants of nonqualified stock options, stock appreciation rights, restricted stock awards and restricted stock unit and performance awards, but excluding any equity-based awards that include language precluding accelerated vesting in the event of a Change in Control) shall, become fully vested and exercisable or payable in each case, as of the later of the effective date of the Change in Control and the date of the Eligible Executive’s Termination Date in the manner as provided in the agreement related thereto, subject to Section 11 hereof.

(d) Outplacement. If an Eligible Executive is entitled to Change in Control Severance Benefits under this Policy, the Company shall provide outplacement services selected by the Company for a period of twenty-four (24) months, in the case of an Eligible Executive who is an Executive Committee Member or Vice President on his or her Termination Date, and twelve (12) months, in the case of an Eligible Executive who is a Director on his or her Termination Date. Under no circumstances shall any Eligible Executive be eligible to receive a cash payment in lieu of outplacement services.

(e) Legal Fees. If an Eligible Executive makes a claim under Section 19 hereof or commences litigation and as a result thereof, whether by judgment or settlement, becomes entitled to receive benefits in an amount greater than prior to such claim or litigation, the Company shall pay the reasonable legal fees and related expenses incurred by the Eligible Executive in connection with such claim or litigation. Such payment will be made as soon as practicable but no later than the fifteenth (15th) day of the third month of the year following the year in which the judgment or settlement is finalized.

(f) Multiple Positions. If an Eligible Executive holds more than one of the positions described in the preceding subsections (a), (b), and (d), the Eligible Executive shall be entitled to the benefits under each such subsection relating to the position held by the Eligible Executive which provides the largest amount and no benefits under such subsection relating to a position that provide for lesser amounts.

(g) For purposes of this Section 7, if an Eligible Executive’s annual target cash bonus has not yet been established for the year in which the Termination Date occurs, the Eligible Executive’s annual cash bonus for the immediately preceding year shall be used to determine the Eligible Executive’s Change in Control Severance Benefits. If no such prior year cash bonus exists with respect to the Eligible Executive, the prior year cash bonus established for a similarly situated Eligible Executive shall be used, as determined by the Committee.

8.	Non-competition Agreement and Consideration

The provisions of this Section are subject, without limitation, to the provisions of Sections 10, 11, 12 and 13 hereof.

(a) Non-competition Benefits. If an Eligible Executive who is either an Executive Committee Member or a Vice President is eligible for Change in Control Severance Benefits under this Policy, the Eligible Executive shall be given the opportunity to enter into a non-competition agreement with the Company (in a form substantially similar as attached hereto as Exhibit A) upon such Eligible Executive’s termination of employment with the Company for a reason set forth under Section 5 hereof. Upon the Company’s acceptance of the Eligible Executive’s fully executed non-competition agreement, the Eligible Executive shall become entitled to receive the following amounts:

(1) Executive Committee Members. If the Eligible Executive agrees pursuant to such non-competition agreement to refrain from Competitive Activity for a period of eighteen (18) months from his or her Termination Date, the Company shall pay the Eligible Executive an amount equal to 1.5 multiplied by the sum of (i) the Eligible Executive’s Base Salary and (ii) the average cash bonus paid to the Eligible Executive with respect to the three (3) immediately preceding years, or if lesser, the number of years the executive has been employed by the Company, pursuant to the Company’s Incentive Compensation Plans. The Company shall pay such amount to the Eligible Executive in accordance with the provisions of Section 11 hereof.

(2) Vice Presidents. If the Eligible Executive agrees pursuant to such non-competition agreement to refrain from Competitive Activity for a period of twelve (12) months from his or her Termination Date, the Company shall pay the Eligible Executive an amount equal to the sum of the Eligible Executive’s Base Salary and the average cash bonus paid to the Eligible Executive with respect to the three (3) immediately preceding years, or if lesser, the number of years the executive has been employed by the Company, pursuant to the Company’s Incentive Compensation Plans. The Company shall pay such amount to the Eligible Executive in accordance with the provisions of Section 11 hereof.

(b) For purposes of this Section 8, if an Eligible Executive’s annual cash bonus has not yet been established for the year in which the Termination Date occurs, and no prior year cash bonus exists with respect to the Eligible Executive with respect to the three (3) immediately preceding years, the prior year cash bonus established for a similarly situated Eligible Executive shall be used, as determined by the Committee.

9.	Reduction in Payments

(a) Effective October 14, 2014, in the event it is determined that any payments or benefits provided by the Company to or on behalf of an Eligible Executive (whether pursuant to the terms of this Policy or otherwise) (any such payments or benefits being referred to in this Section as “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Eligible Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively referred to herein as the “Excise Tax”), then the Eligible Executive may be subject to a reduction in Payments under this Section 9. If it is determined that any individual would be subject to the Excise Tax, then the Payments shall be reduced to the extent necessary to prevent any portion of the Payments from becoming nondeductible by the Company under Section 280G of the Code or subject to the Excise Tax, but only if, by reason of that reduction, the net after-tax benefit received by such Eligible Executive exceeds the net after-tax benefit such Eligible Executive would receive if no reduction was made. For this purpose, “net after-tax benefit” means (i) the total of all Payments that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state, and local income taxes payable with respect to the Payments calculated at the maximum marginal income tax rate for each year in which the Payments shall be paid to such Eligible Executive (based on the rate in effect for that year as set forth in the Code as in effect at the time of the first payment of the Payments), less (iii) the Excise Tax. In the event a reduction is required under this Section 9 as provided above, the reduction will occur in the following order unless the Eligible Executive elects in writing a different order, provided, however, such election shall be subject to approval which shall not be given if the election does not meet the election requirements necessary to avoid the imposition of the excise tax and penalties under Section 409A of the Code: (x) reduction of cash payments; (y) cancellation of accelerated vesting of equity awards; and (z) reduction of other employee benefits. If acceleration of vesting of compensation from an Eligible Executive’s equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant unless the Eligible Executive elects in writing a different order for the cancellation, provided, however, such election shall be subject to Discover approval which shall not be given if the election does not meet the election requirements necessary to avoid the imposition of the excise tax and penalties under Section 409A of the Code.

(b) All determinations required to be made under this Section, including the assumptions to be used in arriving at such determination, shall be made by the independent registered public accounting firm engaged by Discover for general audit purposes as of the day prior to the effective date of the Change in Control (the “Accounting Firm”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Discover shall appoint another nationally recognized independent registered public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). The Accounting Firm shall provide its calculations, together with detailed supporting documentation, to Discover and the Eligible Executive within fifteen (15) calendar days after the date on which the Eligible Executive’s right to Payment is triggered (if requested at that time by Discover or the Eligible Executive) or such other time as requested by Discover or the Eligible Executive. All fees and expenses of the Accounting Firm shall be borne solely by Discover. If the Accounting Firm determines that no Excise Tax is payable by the Eligible Executive, it shall furnish the Eligible Executive with a written opinion that no Excise Tax will be imposed. Any good faith determination by the Accounting Firm shall be binding upon Discover and the Eligible Executive.

10.	Requirement of Release and Restrictive Covenant

The provision of all Change in Control Severance Benefits and Non-competition Benefits under this Policy is conditioned upon the Eligible Executive timely signing and delivering to Discover an agreement and release with respect to any and all claims the Eligible Executive may have against them, including but not limited to any contract, tort, or wage and hour claims, and any claims under Title VII, the ADEA, the ADA, ERISA, and other federal, state or local laws and containing non-solicitation and similar covenants in a form substantially similar as attached hereto as Exhibit B. No Change in Control Severance Benefits and Non-competition Benefits will commence under this Policy prior to the time such agreement and release becomes irrevocable pursuant to its terms.

11.	Method of Payment

If the Company reasonably considers the Eligible Executive to be one of its “specified employees” as defined in Section 409A of the Code on the Eligible Executive’s Termination Date, any deferred compensation subject to Section 409A of the Code which is convertible or payable upon the Eligible Executive’s Termination Date will not convert to common stock of Discover or be payable until the date that is six (6) months after the Eligible Executive’s Termination Date (or date of the Eligible Executive’s death, if earlier). In all cases, the payment of Change in Control Severance Benefits, including Discover common stock deliverable under equity-based awards, and Non-competition Benefits under this Policy shall comply with the provisions of Section 409A of the Code to the extent applicable. For the avoidance of doubt, it is intended that any expense reimbursement made under this Policy shall be exempt from Section 409A of the Code. Notwithstanding the foregoing, if any such expense reimbursement is determined to be “deferred compensation” within the meaning of Section 409A of the Code, then (i) the amount of the expense reimbursement during one taxable year shall not affect the amount of the expense reimbursement during any other taxable year, (ii) the expense reimbursement shall be made on or before the last day of the Eligible Executive’s taxable year following the year in which the expense was incurred, and (iii) the right to expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit.

Upon the Company’s receipt of a fully executed and non-revocable release as described in Section 10 above, benefits shall become payable to an Eligible Executive on account of a termination will be paid as follows:

Change in Control Severance Benefits payable in cash hereunder will be paid to the Eligible Executive in the form of a lump sum within (60) days after the Eligible Executive’s Termination Date.

Non-competition Benefits payable in cash hereunder will be made in the form of substantially equal installments consistent with Discover’s executive payroll practice during the period of payment which shall begin to be paid to the Eligible Executive within (60) days after the Eligible Executive’s Termination Date.

Shares of Discover common stock deliverable hereunder will be delivered to an Eligible Executive within (60) days after the Eligible Executive’s Termination Date.

If an Eligible Executive dies after becoming eligible for Change in Control Severance Benefits, including Discover common stock deliverable under equity-based awards, and Non-competition Benefits and executing an agreement and release but before full receipt of all cash Change in Control Severance Benefits. Discover common stock deliverable under equity-based awards and Non-competition Benefits, the remaining cash Change in Control Severance Benefits and Discover common stock deliverable under equity-based awards with respect to the Eligible Executive will be paid or delivered to his or her estate in one lump sum and no further Non-competition Benefits will be payable under this Policy. If an Eligible Executive dies after becoming eligible for Change in Control Severance Benefits, including Discover common stock deliverable under equity-based awards, and Non-competition Benefits but before executing an agreement and release, the remaining cash Change in Control Severance Benefits and Discover common stock deliverable under equity-based awards with respect to the Eligible Executive will be paid or delivered to his or her estate in one lump sum and no Non-competition Benefits will be payable under this Policy. All payments under this Policy will be net of amounts withheld with respect to taxes, offsets, or other obligations.

12.	Offsets

The Company may, in its discretion and to the extent permitted under applicable law, offset against the Eligible Executive’s benefits under this Policy any other severance or termination benefits payable to the Eligible Executive by the Company (without regard to whether such amounts are payable in connection with a Change in Control), the value of unreturned property, and any outstanding loan, debt or other amount the Eligible Executive owes to the Company. The Company may recover any overpayment of benefits made to an Eligible Executive or an Eligible Executive’s estate under this Policy or, to the extent permitted by applicable law, offset any other overpayment made to the Eligible Executive against any Policy benefits or other amount the Company owes the Eligible Executive or the Eligible Executive’s estate.

13.	Re-employment and Other Employment

In the event an Eligible Executive is re-employed by the Company prior to the full payment to the Eligible Executive of all Change in Control Severance Benefits or Non-competition Benefits under this Policy, the payment of any Change in Control Severance Benefits or Non-competition Benefits payable with respect to the prior termination will cease immediately and such Change in Control Severance Benefits and Non-competition Benefits shall no longer be payable under this Policy.

Subject to Sections 8 and 10 of this Policy, if an Eligible Executive obtains employment (other than with the Company) while receiving Change in Control Severance Benefits or Non-competition Benefits, the Eligible Executive shall continue to receive any remaining cash Change in Control Severance Benefits and Non-competition Benefits in accordance with the payment schedule then in effect, but, except as otherwise required under applicable law, he or she will no longer be eligible to receive continued benefits under Section 7(b) of this Policy as of the date the executive becomes eligible to receive such benefits under a subsequent employer’s benefit programs.

14.	Funding

This Policy shall be funded through the creation of a grantor trust. As soon as administratively practicable upon the commencement of a transaction which, if consummated, would result in a Change in Control, but in no event later than the date Discover’s shareholders approve any such transaction, the Company shall make a contribution to the trust in an amount equal to the difference between (i) the sum of (a) the excess of the aggregate of all Change in Control Severance Benefits and Non-competition Benefits due under the Policy upon the occurrence of a Change in Control and (b) an additional five percent (5%) of the amount thereof to cover reasonably anticipated expenses of the trust and the legal expenses payable pursuant to Section 7(e) hereof, including, but not limited to, legal expenses of the trust and (ii) the assets, if any, held in the trust as of such date; provided, however, that if the Company has not agreed to a transaction within seven (7) months of the date when the trust is funded pursuant to this Section 14 which, when consummated, would result in an actual Change in Control, or if such an agreement is reached but subsequently revoked prior to the consummation of the transaction, such amount shall revert to Discover. Notwithstanding the foregoing, Eligible Executives entitled to benefits hereunder shall have only the rights of general creditors of Discover.

15.	Administration

This Policy shall be administered by the Committee. For purposes of administering this Policy, all benefit determinations made hereunder, including, but not limited to, the determination of eligibility, the position held by an Eligible Executive and the Base Salary or bonus of an Eligible Executive, shall be determined based on the Eligible Executive’s position prior to any event or events that constitute Good Reason.

16.	Amendment or Termination of the Policy

Discover reserves the right to amend or terminate this Policy at any time in its sole discretion upon twelve (12) months written notice to the Eligible Executives; provided, however, that (i) no modification to this Policy shall be made during the period commencing upon the Effective Date and ending twenty-four (24) months following such date and (ii) no modification to this Policy made during the period commencing six (6) months prior to and ending twenty-four (24) months following a Change in Control shall be effective without the written consent of each affected Eligible Executive. Notwithstanding anything in this Policy to the contrary, Discover reserves the right to amend this Policy at any time as (A) the Committee determines (i) with the advice of counsel to be reasonably necessary to avoid the imposition of the additional tax imposed under Section 409A of the Code or (ii) in the written opinion of counsel to be necessary to comply with applicable law, provided that any such amendment to comply with applicable law shall be made in a manner which as strictly as is possible preserves the original intent of this Policy, and (B) the Chief Executive Officer determines to be reasonably necessary for the administration of this Policy; provided, however, that any amendment made pursuant to clause B of this sentence is de minimis in nature and does not adversely affect any of the rights or benefits of any Eligible Executive under this Policy.

17.	Limitation on Individually Negotiated Severance Arrangements

As of the Effective Date, subject to the terms of the outstanding equity-based awards granted to the Eligible Executive under the Company’s Incentive Compensation Plans, this Policy is intended to be the sole source of change in control severance and change in control benefits for Eligible Executives. Absent prior Board approval, no individual agreement shall be entered into with any Eligible Executive or any person being considered for promotion or hire as an Eligible Executive which would provide change in control severance or change in control-type benefits.

18.	Miscellaneous

No executive shall vest in any entitlement to or eligibility for benefits under this Policy until he or she has satisfied all requirements for eligibility and the conditions required to receive the benefits specified in this Policy have been satisfied. No interest shall accrue on any benefit to which an Eligible Executive may be entitled under this Policy. No benefits hereunder, whether or not in pay status, shall be subject to any pledge or assignment, and no creditor may attach or garnish any Eligible Executive’s Policy benefits. This

Policy does not create any contract of employment or right to employment for any period of time. Employment with the Company is at-will, and may be terminated by either the Company or the Eligible Executive at any time for any reason. Amounts shall be payable under this Policy upon the first Change in Control event to occur after the Effective Date and subsequent transactions will not result in a Change in Control event for purposes of this Policy.

19.	Review Procedure

Executives eligible to receive benefits under this Policy will be notified of such eligibility as soon as administratively practicable after the events occur which give rise to the provision of Policy benefits. If an executive who believes he or she is eligible to receive Policy benefits does not receive such notice or disagrees with the amount of benefits set forth in such notice, or if an executive is informed that he or she is not eligible for benefits under this Policy, the executive (or his or her legal representative) may file a written claim for benefits with the Company’s human resources department or such other body or officer designated by the Committee for this purpose. The written claim must include the facts supporting the claim, the amount claimed, and the executive’s name and mailing address.

If the claim is denied in part or in full, Discover’s senior human resources executive (or other designated officer or body) will notify the executive by mail no later than 90 days (or 180 days in special circumstances) after receipt of the written claim. The notice of denial will state the specific reasons for the denial, the provisions of the Policy on which the denial is based, a description of any additional information or material required by the Committee to consider the claim if applicable, as well as an explanation as to why such information or material is necessary, an explanation of the Policy’s review procedures and the time limits applicable to such procedures, and the executive’s right to bring a civil action under ERISA Section 502(a) in the event of an adverse determination upon review.

An executive (or his or her legal representative) may appeal the denial by filing a written appeal with the Committee. The written appeal must be received no later than 60 days after the executive or legal representative received the notice of denial. During the same 60-day period, the executive or legal representative may have reasonable access to pertinent documents and may submit written comments and supporting documents, records and other materials to the Committee. The Committee will review the appeal and notify the executive or legal representative by mail of its final decision no later than the next regularly scheduled Committee meeting, or if the appeal is received less than 30 days before such meeting, the second regularly scheduled meeting after the Committee receives the written appeal.

Rights Under the Employee Retirement Income Security Act (ERISA)

As a participant in the Policy, an Eligible Executive is entitled to certain rights and protections under ERISA which provides that all Policy participants shall be entitled to:

Receive Information About the Policy and Benefits

The executive may examine, without charge, at the Plan Administrator’s office and at other specified locations such as worksites, all documents governing the Policy and a copy of the latest annual report (Form 5500 Series) filed with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

The executive may obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Policy including copies of the latest annual report (Form 5500 Series) and any updated summary plan description. The administrator may make a reasonable charge for the copies.

The executive may receive a summary of the Policy’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Policy Fiduciaries

In addition to creating rights for Policy participants, ERISA imposes duties upon the people who are responsible for the operation of the Policy. The people who operate the Policy, called “fiduciaries” of the Policy, have a duty to do so prudently and in the interest of the Policy participants and beneficiaries. No one, including an executive’s employer or any other person, may fire an executive or otherwise discriminate against an executive in any way to prevent such executive from obtaining a welfare benefit or exercising his or her rights under ERISA.

Enforcement of Rights

If an executive’s claim for benefits is denied or ignored, in whole or in part, the executive has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps that can be taken to enforce the above rights. For example, if an executive requests a copy of Policy documents or the latest annual report from the Policy and does not receive them within 30 days, the executive may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials, and pay the executive up to $110 a day until the executive receives the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If an executive has a claim for benefits which is denied or ignored, in whole or in part, he or she may file suit in a state or Federal Court. If it should happen that the Policy fiduciaries misuse the Policy’s money, or if an executive is discriminated against for asserting his or her rights, the executive may seek assistance from the U.S. Department of Labor, or may file a suit in a Federal court. The court will decide who should pay court costs and legal fees. If the executive is successful the court may order the person the executive has sued to pay these costs and fees. If the executive loses, the court may order the executive to pay these costs and fees, for example, if it finds the executive’s claim is frivolous.

Assistance With Questions

An executive who has questions about the Policy should contact the Plan Administrator. If an executive has any questions about this statement or about his or her rights under ERISA, or if the executive needs assistance in obtaining documents from the Plan Administrator, he or she should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in a telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, NW, Washington, D.C. 20210. The executive may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publication’s hotline of the Employee Benefits Security Administration.

ADDITIONAL INFORMATION

Funding

The Policy is an unfunded welfare arrangement that is self-administered. Effective June 23, 2008, the Plan Administrator approved the adoption of a grantor trust with Wachovia Bank, N.A., as the trustee, solely for the benefit of Discover. Effective March 20, 2010, Wells Fargo Bank, N.A. became the successor to Wachovia Bank, N.A. The principal of the trust and any earnings thereon may be used exclusively to satisfy benefit obligations under the Policy and Discover’s general creditors. Participants have no preferred claim on, or any beneficial ownership interest in, any assets of the trust. All trust assets are subject to the claims of Discover’s general creditors in the event Discover is insolvent.

Name of Policy	Policy Year

Discover Financial Services Change in Control Severance Policy	1/1 - 12/31

Type of Policy/Policy Administration	Policy Number

Unfunded welfare plan/self-administered	501

Policy Sponsor	Sponsor Employer Identification Number

Discover Financial Services	36-2517428
2500 Lake Cook Road
Riverwoods, IL 60015

Plan Administrator

Compensation and Leadership Development Committee of the Board of Directors of Discover Financial Services

c/o Discover Financial Services

Human Resources Department

2500 Lake Cook Road

Riverwoods, IL 60015

(224) 405-3835

Agent for Service of Legal Process	Trustee of Grantor Trust

Discover Financial Services	Wells Fargo Bank, N.A.
Legal and Compliance Department	One West Fourth Street, Fifth Floor
2500 Lake Cook Road	Winston Salem, NC 27101
Riverwoods, IL 60015

In addition, service of legal process may be made upon the Plan Administrator or the Trustee.

Exhibit A

FORM OF AGREEMENT

NON-COMPETITION AGREEMENT

[Note: Pursuant to the Discover Financial Services Change in Control Severance

Policy, this Agreement applies to VP’s and above.]

This Non-Competition Agreement dated as of             , 20        , (“Agreement”) is made by and between Discover Financial Services (the “Company”), and                          (the “Executive”). In consideration of the promises and mutual agreements contained herein and in the Discover Financial Services Change in Control Severance Policy amended and restated October 15, 2014 (the “Severance Policy”) pursuant to which the Executive is eligible for certain benefits, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, the parties hereby agree as follows:

1. No Competitive Activity. The Executive hereby acknowledges that, by virtue of the Executive’s unique relationship with the Company, the Executive has acquired and had access to trade secrets and other confidential information and has also developed a unique and comprehensive familiarity with the Company and its business, which the Executive would not have otherwise had but for the Executive’s employment with the Company, and which the Executive acknowledges are valuable assets of the Company. Accordingly, the Executive agrees that except as expressly authorized by the Company in furtherance of the Executive’s employment duties, during the remainder of the Executive’s employment with the Company (if any) and for the [12] [18]-month period thereafter, the Executive shall not directly or indirectly engage in any Competitive Activity as defined in the Severance Policy. The Executive acknowledges that these obligations are reasonably designed to protect the legitimate business interests of the Company, without unreasonably restricting the Executive’s post-employment opportunities. For the purposes of this Agreement, “Company” shall have the same meaning as set forth in the Severance Policy. [INCLUDE ONLY FOR ATTORNEYS: Notwithstanding anything to the contrary herein, nothing in this Section 1 shall apply to Executive’s activities that constitute the practice of law with respect to a Competitor as defined in the Severance Policy. At all times, whether or not the Executive is engaged in activity that constitutes the practice of law, the Executive acknowledges and agrees that the Executive shall be bound by, and shall comply with, any and all applicable codes, rules and canons of professional conduct and/or responsibility (as may be amended from time to time) that are applicable to the Executive’s prior professional relationship with the Company as a lawyer for the Company.]

2. Payments and Benefits. Subject to Section 3 of this Agreement and the terms and conditions of the Severance Policy (including without limitation Sections 8, 10 and 13) and provided that the Executive complies with the Executive’s obligations under this Agreement, the Severance Policy and the Release of Claims (as defined in Section 3 below), the Company will provide the Executive with the Non-Competition Benefits defined in the Severance Policy, payment of which will be made in accordance with the terms of the Severance Policy.

3. Condition Precedent. Without modifying or otherwise affecting any term of the Severance Policy, this Agreement will not be effective and the Executive shall not be entitled to receive any Non-Competition Benefits unless and until the Executive executes a valid and enforceable release of claims as set forth in Section 10 of the Severance Policy (a “Release of Claims”) [without revoking it per its terms]. This Agreement shall be null and void and shall be of no force and effect in the event that the Executive does not execute[, or revokes,] a valid and enforceable Release of Claims.

4. Remedies. The Executive acknowledges and agrees that a breach of any provision of Section 1 will result in immediate and irreparable harm to the Company for which full damages cannot readily be calculated and for which damages are an inadequate remedy. Accordingly, the Executive agrees that the Company shall be entitled to injunctive relief to prevent any such actual or threatened breach or any continuing breach by the Executive (without posting a bond or other security), without limiting any other remedies that may be available to it. The Executive further agrees to reimburse the Company for all costs and expenditures, including but not limited to reasonable attorneys’ fees and court costs, incurred by it in connection with the successful enforcement of its rights under Section 1.

5. Assignment. This Agreement is enforceable by the Company and may be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any parent, affiliate or other related entity of the Company or any entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company. The Executive may not assign any of the Executive’s rights or obligations under this Agreement.

6. Amendment and Waiver. This Agreement may not be amended orally and may only be amended by written instrument signed by both parties (subject to Section 10 herein). A waiver by either party hereto of any of its rights or remedies under this Agreement on any occasion shall not be a bar to the exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

7. Governing Law. This Agreement shall be governed by the internal laws of the state of [Illinois], without regard to its conflict of laws rules. Nothing herein shall modify or otherwise affect the Severance Policy. In the event of a conflict between the terms of this Agreement and the Severance Policy, the terms of the Severance Policy shall govern.

8. Headings and Defined Terms. The Section headings used herein are for convenience of reference only and are not to be considered in construction of the provisions of this Agreement. Capitalized terms not defined in this Agreement shall have the same meaning set forth in the Severance Policy.

9. Entire Agreement. This Agreement, the Severance Policy and the Release of Claims contain the entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior or contemporaneous negotiations, understandings or agreements between the parties, whether written or oral, with respect to such subject matter.

10. Severability. The parties agree that in the event any of the prohibitions or restrictions set forth in Section 1 of this Agreement (including without limitation as contained in the definition of Competitive Activity as defined in the Severance Policy) are found by a court of competent jurisdiction to be unreasonable or otherwise unenforceable, it is the purpose and intent of the parties that any such prohibitions or restrictions be deemed modified or limited so that, as modified or limited, such prohibitions or restrictions may be enforced to the fullest extent possible. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law (after any appropriate modification or limitation pursuant to the foregoing sentence), such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

THE PARTIES ACKNOWLEDGE BY SIGNING BELOW THAT THEY HAVE READ AND UNDERSTAND THE ABOVE AND INTEND TO BE BOUND THEREBY:

[EXECUTIVE]		DISCOVER FINANCIAL SERVICES,

	DRAFT	By:	DRAFT

Date:		Position:

Date:

Exhibit B

FORM OF AGREEMENT

AGREEMENT AND GENERAL RELEASE OF CLAIMS

                                  (the “Executive”) and Discover Financial Services, (the “Company”) hereby enter into this Agreement and General Release of Claims (“Agreement”) pursuant to, and as a condition of the Executive’s entitlement to severance benefits under, the Discover Financial Services Change in Control Severance Policy amended and restated October 15, 2014 (the “Severance Policy”).

1. Change in Control Severance Benefits. Subject to the terms and conditions of this Agreement and the Severance Policy, and provided that the Executive complies with this Agreement, the Executive will be entitled to the Change in Control Severance Benefits pursuant to and in accordance with the terms of the Severance Policy, provided that the Executive signs and returns this Agreement to the Company within [10] [21] [45] calendar days after (but not before) the effective date of the Executive’s termination of employment (the “Termination Date”) [and does not revoke this Agreement in accordance with Section 9 below]. The Executive acknowledges and agrees that the Executive would not be entitled to receive any benefits under the Severance Policy but for the Executive’s undertakings in this Agreement.

2. Confidential Information. The Executive hereby acknowledges that during the course of the Executive’s employment with the Company, the Executive has acquired confidential information and trade secrets of the Company and, in certain situations, of certain third parties who provide information to the Company subject to confidentiality and non-use restrictions. For the purposes of this Agreement, the term “Confidential Information” shall mean all such confidential, trade secret and proprietary information, including without limitation information regarding the Company’s business, operations, legal matters and resolution or settlement thereof, internal investigations, customer and employee information and lists, hiring, staffing and compensation practices, studies and analyses, business plans, funding, financing and methods of doing business. The Executive acknowledges and agrees that all Confidential Information is of irreplaceable value to the Company and such third parties. Except as required to perform the Executive’s obligations to the Company (including without limitation any post-employment obligations to the Company under this Agreement), to comply with law or regulation, or as authorized in writing in advance by the Company, the Executive shall not, at any time, use, disclose, or take any action which may result in the use or disclosure of, any Confidential Information. The Executive agrees that the Executive does not have and shall not assert any claim of ownership or other property interest in any Confidential Information. The Executive agrees to permit the Company to inspect upon the termination of Executive’s employment any material that the Executive seeks to remove from the Company’s offices or otherwise retain to determine the presence or absence of any Confidential Information.

3. Non-solicitation. Except as expressly authorized by the Company in furtherance of the Executive’s duties for the Company, the Executive shall not directly or indirectly (through any person, corporation, partnership or any other business entity of any kind):

(a) for ninety (90) days following the “Termination Date”, solicit, entice away or in any manner attempt to persuade any client or customer, or prospective client or customer of the Company to (i) discontinue or diminish his, her or its relationship or prospective relationship with the Company or (ii) otherwise divert his, her, or its relationship or prospective relationship to any person, corporation, partnership, or other business entity that engages in any line of business in which the Company is engaged. Notwithstanding anything to the contrary herein, the restrictions in this Section 3(a) only apply to clients or customers for whom the Executive performed services or solicited on behalf of the Company or had substantial contact or acquired or had access to Confidential Information or other substantial information relating to such client or customer as a result of the Executive’s employment during the [180 days] preceding the date of the notice of the termination of the Executive’s employment; and

(b) for 180 days following the “Termination Date” hire, solicit, recruit, induce, entice, influence, or encourage any individual employed by the Company on or during the [180 days] preceding the date of the notice of termination of the Executive’s employment, whom the Executive supervised (directly or indirectly) or otherwise worked with, or who worked in or with the Executive’s business unit, to leave the Company or become hired or engaged by any other person or entity.

4. Return of Company Property. The Executive represents and warrants that the Executive has (or immediately shall) return to the Company all Confidential Information and any other property of the Company or of any third parties in the Executive’s possession or control by virtue of the Executive’s employment by the Company, including without limitation any Company car, computer or other similar equipment, corporate credit cards, cell phones and other wireless devices, keys, calling cards, and all documents concerning the Company (whether in tangible or electronic format and whether such documents or things contain any Confidential Information) in the Executive’s possession, custody, or control.

5. Injunctive Relief. The Executive acknowledges that the obligations contained in Sections 2, 3 and 4 of this Agreement are reasonably designed to protect the legitimate business interests of the Company, without unreasonably restricting the Executive’s post-employment opportunities. Without limiting in any way the Company’s or the other Released Parties’ (as defined below in Section 6(c)) rights to pursue any other legal or equitable remedies available to any of them, the Executive recognizes and agrees that a breach of any or all of the provisions of Sections 2, 3, or 4 of this Agreement will cause immediate and irreparable harm to the Company and the other Released Parties for which damages cannot be readily calculated and are an inadequate remedy. Accordingly, the Executive acknowledges and agrees that the Company and the other Released Parties shall be entitled (without the need to post any bond or other security) to injunctive relief restraining and enjoining any further actual or threatened breaches by the Executive in addition to any other relief that may be available. The Executive agrees to reimburse the Company and the Released Parties for any costs and expenses (including without limitation, reasonable attorneys’ fees) incurred by any of them in connection with the successful enforcement by any of them or their rights under Sections 2, 3 or 4 of this Agreement.

6. Release of Claims. The Executive, and anyone claiming through the Executive or on the Executive’s behalf, agrees to and hereby releases the Company and the other Released Parties (as defined below) with respect to any and all claims, whether currently known or unknown, that the Executive now has, has ever had, or may ever have against the Company and any of the other Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which the Executive signs this Agreement. Without limiting the foregoing, the claims waived and released by the Executive hereunder include, but are not limited to:

(a) all claims for or related in any way to the Executive’s employment, compensation, other terms and conditions of employment, or termination from employment with the Company or any other Employer;

(b) all claims that were or could have been asserted by the Executive or on the Executive’s behalf: (i) in any federal, state, or local court, commission, or agency; (ii) under any common law theory; or (iii) under any employment, contract, tort, federal, state, or local law, regulation, ordinance, constitutional provision, or executive order; and

(c) all claims that were or could have been asserted by the Executive or on the Executive’s behalf arising under any of the following laws, as amended from time to time: the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, and any and all state and local laws comparable to any of the foregoing laws.

The consideration offered herein is accepted by the Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and the Executive expressly agrees that the Executive is not entitled to and shall not receive any further payments, benefits, or other compensation or recovery of any kind from the Company or any of the other Released Parties. In the event of any further proceedings whatsoever based upon any matter released herein, the Company and each of the other Released Parties shall have no further monetary or other obligation of any kind to the Executive, including without limitation any obligation for any costs, expenses and attorneys’ fees incurred by or on behalf of the Executive. For the purposes of this Agreement, “Released Parties” means: (a) the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities (whether or not they are wholly owned); and (b) the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, employees, and attorneys of each entity listed in subpart (a) above; and (c) the predecessors, successors, and assigns of each entity listed in subparts (a) and (b) above.

7. This Agreement does not (i) prohibit or restrict the Executive from communicating, providing relevant information to or otherwise cooperating with the EEOC or any other state or federal or local governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Agreement or its underlying terms, or (ii) require the Executive to notify the Company of such communications or inquiry, or (iii) preclude the Executive from benefiting from class-wide injunctive relief awarded in any fair employment practices case brought by any governmental agency, provided such relief does not result in the Executive’s receipt of any monetary benefit or substantial equivalent thereof. Nothing in this Agreement shall be construed to prohibit the Executive from filing or proceeding with a charge with or participating in any investigation or proceeding conducted by the EEOC, the National Labor Relations Board (NLRB), or any other federal, state, or local agency charged with the investigation and enforcement of any employment laws, although by signing this Agreement, the Executive agrees and understands that she/he is waiving her/his right to individual relief based on claims asserted in such a charge or complaint.

8. Representations and Warranties. The Executive represents and warrants that: (a) the Executive has not filed or initiated any legal or other proceedings against any of the Released Parties; (b) no such proceedings have been initiated against any of the Released Parties on the Executive’s behalf; (c) the Executive is the sole owner of the claims that are released in Paragraph 6 above; (d) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (e) the Executive has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.

9. Acknowledgments. [IF 40 OR OVER] THE EXECUTIVE ACKNOWLEDGES, UNDERSTANDS, AND AGREES THAT: (a) THE EXECUTIVE HAS READ AND UNDERSTANDS THE TERMS AND EFFECT OF THIS AGREEMENT; AND (b) THE EXECUTIVE RELEASES AND WAIVES CLAIMS UNDER THIS WAIVER AND RELEASE KNOWINGLY AND VOLUNTARILY, IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH THE EXECUTIVE ALREADY IS ENTITLED (INCLUDING WITHOUT LIMITATION BENEFITS PURSUANT TO THE SEVERANCE POLICY); AND (c) THE EXECUTIVE HEREBY IS AND HAS BEEN ADVISED OF THE EXECUTIVE’S RIGHT TO HAVE THE EXECUTIVE’S ATTORNEY REVIEW THIS AGREEMENT BEFORE SIGNING IT; AND (d) THE EXECUTIVE HAS [21] [45] DAYS IN WHICH TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT, EACH EXECUTED AGREEMENT TO BE RETURNED TO                             [; AND (e) WITHIN SEVEN (7) DAYS FROM THE DATE ON WHICH THE EXECUTIVE SIGNS THIS AGREEMENT, THE EXECUTIVE MAY, AT THE EXECUTIVE’S SOLE OPTION, REVOKE THE AGREEMENT UPON WRITTEN NOTICE TO                             ].

[OR]

Acknowledgments. [IF UNDER 40] THE EXECUTIVE ACKNOWLEDGES, UNDERSTANDS, AND AGREES THAT: (a) THE EXECUTIVE HAS READ AND UNDERSTANDS THE TERMS AND EFFECT OF THIS AGREEMENT; AND (b) THE EXECUTIVE RELEASES AND WAIVES CLAIMS UNDER THIS WAIVER AND RELEASE KNOWINGLY AND VOLUNTARILY, IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH THE EXECUTIVE ALREADY IS ENTITLED (INCLUDING WITHOUT LIMITATION BENEFITS PURSUANT TO THE SEVERANCE POLICY); AND (c) THE EXECUTIVE HEREBY IS AND HAS BEEN ADVISED OF THE EXECUTIVE’S RIGHT TO HAVE THE EXECUTIVE’S ATTORNEY REVIEW THIS AGREEMENT BEFORE SIGNING IT; AND (d) THE EXECUTIVE HAS 10 DAYS IN WHICH TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT, EACH EXECUTED AGREEMENT TO BE RETURNED TO                             [.

10. Effective Date of Agreement. [IF UNDER 40This Agreement shall become effective and shall be irrevocable on the date that it is fully executed by the parties.] OR [IF 40 OR OVER: This Agreement will become effective and irrevocable after the seven-day revocation period in Section 8(e) above has expired without any revocation of this Agreement].

11. Non-Admission. Nothing in this Waiver and Release is intended to or shall be construed as an admission by the Company or any of the other Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the Executive or otherwise. The Company and the other Released Parties expressly deny any such illegal or wrongful conduct.

12. Non-Disclosure of This Agreement. Except as required by law, the Executive agrees to not disclose, or cause, or permit to be disclosed in any way the existence or terms of this Agreement, with the exception of the Executive’s financial representative or accountants, legal representatives, spouse (provided that such individuals or entities agree to maintain the confidentiality of this Agreement as set forth herein), or for the purpose of enforcing this Agreement.

13. Non-Disparagement and No Entitlement to Employment. The Executive agrees not to engage in conduct that disparages or damages or could disparage or damage the reputation, goodwill, or standing in the community of the Company or any of the other Released Parties or any of their respective businesses, strategic plans, products, practices, policies, directors, or employees. The Executive acknowledges that the Executive has no present or future right to employment with the Company or any of the other Released Parties.

14. Future Cooperation. The Executive agrees to cooperate with and assist the Company in connection with any investigation, regulatory matter, lawsuit or arbitration in which the Company is a subject, target or party and as to which the Executive may have pertinent information. The Executive agrees to be fully available for preparation for hearings, proceedings or litigation and for attendance at any pre-trial discovery and trial sessions. The Company agrees to make reasonable efforts to provide the Executive with reasonable notice in the event the Executive’s participation is requested or required. The Company agrees to reimburse reasonable out-of-pocket costs incurred by the Executive as the direct result of such participation, provided that such out-of-pocket costs are supported by appropriate documentation and have prior authorization of the Company. Without in any way limiting the foregoing, the Executive agrees to give written notice to the Company, with as much advance notice as possible (but in any event within two business days of the Executive’s receipt) to [Insert name, address and fax number] by facsimile or overnight mail, of any subpoena or judicial, administrative, or regulatory inquiry or proceeding, or lawsuit in which the Executive is requested or required to disclose information which relates in any way to the Company or the Executive’s duties for or on behalf of the Company. The Executive agrees to meet with such individual(s) and at such time(s) designated by the Company in advance of giving any such testimony or information. Nothing in this Agreement shall prohibit or restrict the Executive from communicating, providing relevant information to or otherwise cooperating with governmental authorities with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any such inquiry from such authority.

15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event any of the prohibitions or restrictions set forth in any of Sections 2, 3, or 4 of this Agreement are found by a court of competent jurisdiction to be unreasonable or otherwise unenforceable, it is the purpose and intent of the parties that any such prohibitions or restrictions be deemed modified or limited so that, as modified or limited, such prohibitions or restrictions may be enforced to the fullest extent possible. If any provision of this Agreement is held to be prohibited by or invalid under applicable law (after any appropriate modification or limitation pursuant to the foregoing sentence, as applicable), such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

16. Section Headings, Amendment, and Choice of Law. The Section headings used herein are for convenience of reference only and are not to be considered in construction of the provisions of this Agreement. This Agreement may not be amended orally and may only be amended by written instrument signed by both parties. A waiver by either party hereto of any of such party’s rights or remedies under this Agreement on any occasion shall not be a bar to the exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of [Illinois], without regard to its conflict of law rules.

17. Assignment. This Agreement is enforceable by the Company and may be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any of affiliate of the Company or any entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company. The Executive may not assign any of the Executive’s rights or obligations under this Agreement.

18. Entire Agreement. This Agreement together with the Severance Policy [and any non-competition agreement between the Executive and the Company] contain the entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior and/or contemporaneous negotiations, understandings or agreements between the parties, whether written or oral, with respect to such subject matter. This Agreement shall continue in full force and effect notwithstanding the termination of the Executive’s employment with the Company.

19. Counterparts. This Agreement may be executed in counterparts, each of which taken together shall constitute one and the same instrument.

20. [INCLUDE FOR 40 OR OVER GROUP TERMINATION: Table of Ages and Job Titles. The Executive acknowledges and agrees that the Executive received with this Agreement and reviewed a written document specifying, among other things, the job titles (or positions) and ages (or dates of birth) of certain other employees described further in that written document.]

THE PARTIES HAVE READ AND UNDERSTAND THE FOREGOING AND KNOWINGLY AND VOLUNTARILY INTEND TO BE BOUND THERETO:

[EXECUTIVE]		DISCOVER FINANCIAL SERVICES

	DRAFT	By:	DRAFT

Dated:		Its:

Dated: